EXHIBIT 10.1

the chemours company executive severance policy

The Chemours Company Executive Severance Policy (the “Policy”), is approved by the Board of Directors (the “Board”) of The Chemours Company (the “Company”) effective as of October 28, 2025 (the “Effective Date”).

SECTION 1

PURPOSE

The purpose of this Policy is to promote retention and stability in the senior management of the Company by providing severance benefits to employees whose termination of employment is described within the terms and conditions of this Policy.

SECTION 2

DEFINITIONS

As used in this Policy, the following terms, when capitalized, shall have the meanings given below:

2.1
“Accrued Obligations” has the meaning given in Section 4.1(a).
2.2
“Administrator” has the meaning given in Section 5.
2.3
“Annual Base Salary” means an applicable Participant’s annualized base salary on the Termination Date without regard to commissions, overtime or bonus.
2.4
“Annual Incentive” means an applicable Participant’s target annual incentive under the Annual Incentive Plan for the year in which the Termination Date occurs.
2.5
“Annual Incentive Plan” means the annual incentive plan of the Company or its Subsidiaries in which an applicable Participant participates as of Termination Date.
2.6
“Annualized Health Care Subsidy” means the product of (a) the excess of the monthly cost of COBRA continuation coverage for the medical coverage in effect for the applicable Participant (including for dependent coverage) as of immediately prior to the Termination Date over the employee-paid portion of such coverage (as an active employee) as of immediately prior to the Termination Date multiplied by (b) 12.
2.7
“Cause” shall have the meaning set forth in the Company’s 2017 Equity and Incentive Plan (or any successor thereto).
2.8
“Code” means the Internal Revenue Code of 1986, as amended.
2.9
“ERISA” has the meaning given in Section 7.2.
2.10
“Good Reason” means any of the following events, without the applicable Participant’s express written consent, that is not cured by the Company or its Subsidiaries within 30 days after written notice thereof from the Participant to the Company or its Subsidiaries, which written notice must be provided within 90 days of the occurrence of the event: (a) a material reduction in the Participant’s annual base salary or target annual incentive opportunity (other than in connection with a reduction that applies to similarly situated executives of the Company and its Subsidiaries generally) or (b) the relocation of the Participant’s primary place of employment to a location that is not within 50 miles of the Participant’s primary place of employment on the

EXHIBIT 10.1

date he or she became a Participant (other than a relocation in connection with a relocation of the corporate headquarters of the Company). If any such event is not cured by the Company or its Subsidiaries during the 30-day cure period, the Participant must terminate employment within the 30-day period immediately thereafter in order to experience a Qualifying Termination in connection with such event.
2.11
“Incapacity” means any physical or mental illness or disability of the Participant which continues for a period of six consecutive months or more and which immediately thereafter renders the Participant incapable of performing his or her duties.
2.12
“Participant” has the meaning given in Section 3.1.
2.13
“Qualifying Termination” has the meaning given in Section 3.2.
2.14
“Release” has the meaning given in Section 3.3.
2.15
“Severance Payment” has the meaning given in Section 4.1(b).
2.16
“Subsidiary” means any corporation, partnership, joint venture, limited liability company or other entity during any period in which at least a 50% voting or profits interest is owned, directly or indirectly, by the Company or any successor to the Company.
2.17
“Termination Date” means the date on which the Participant’s employment is terminated by the Company or its Subsidiaries.
SECTION 3

PARTICIPATION
3.1
Eligibility. This Policy shall apply to each executive of the Company or one of its Subsidiaries who is designated for participation by the Compensation and Leadership Development Committee (the “Committee”), or in the case of the Company’s Chief Executive Officer (the “CEO”), the Board. Any such officer or designated employee shall be referred to herein as a “Participant.” The designation of an individual as a Participant may be revoked by the Committee, or in the case of the CEO, the Board, on not less than 12 months’ prior written notice to the applicable Participant. As of the Effective Date, the individuals identified on Exhibit A are designated for participation herein by the Committee, or in the case of the CEO, the Board.
3.2
Qualifying Termination. Subject to Sections 3.3 and 3.4, a Participant whose employment is (a) involuntarily terminated by the Company or its Subsidiaries without Cause other than by reason of the Participant’s Incapacity or (b) terminated by the Participant for Good Reason (either of clauses (a) or (b), a “Qualifying Termination”) shall be entitled to the compensation and benefits contemplated by Section 4.
3.3
Exceptions. Notwithstanding Section 3.2, a Qualifying Termination shall not include (a) a termination of employment with the Company or its Subsidiaries due to a sale of assets (including a subsidiary) by the Company or its Subsidiaries, as to a Participant who either remains employed with the sold entity immediately following such transaction or is offered employment by the acquirer to commence immediately following such transaction, in each case (i) with a base salary and target incentive opportunity not materially less favorable than applied to the Participant immediately prior to such transaction and (ii) at a location that is within 50 miles of the Participant’s primary place of employment on the date he or she became a Participant, or (b) the termination of a Participant’s employment under circumstances that entitle the Participant to compensation and benefits under another severance plan or arrangement of the Company or its Subsidiaries that

EXHIBIT 10.1

provides for compensation and benefits that are greater than those payable under the Policy, including under the Company’s Senior Executive Severance Plan.
3.4
Release Requirement. As a condition of receiving any benefits pursuant to this Policy (other than the Accrued Obligations), a Participant must execute a release of claims in a form reasonably satisfactory to the Company (the “Release”), which form may at the Company’s discretion include (or re-affirm) restrictive covenants (including, without limitation, restrictions related to confidentiality, solicitation, competition, and disparagement). No payment shall be made to a Participant under this Policy unless the Participant signs and returns to the Company the Release within the period specified therein (which period shall in no event expire more than 45 days following the Termination Date), and does not thereafter revoke or violate the terms of the Release. In the event that the terms of the Release are violated after payment of any amounts pursuant to Section 4.1(b) or Section 4.1(c), the applicable Participant shall be required to return to the Company amounts previously paid pursuant to such sections, and shall not be entitled to any further payments under such sections.
SECTION 4

BENEFITS
4.1
Amount and Payment of Benefit. Upon a Qualifying Termination, subject to the terms and conditions of this Policy (including Section 3.4), a Participant shall be entitled to the following payments and benefits:
(a)
Accrued Obligations. A cash payment, which shall be paid in a lump sum on the first payroll date following the Termination Date, equal to the sum of (i) the Participant’s Annual Base Salary through the Termination Date to the extent not theretofore paid, (ii) any bonus or incentive compensation for a completed performance period and with respect to which payment has been approved in accordance with the terms of the applicable arrangement but not made as of the Termination Date and (iii) any accrued vacation pay, in each case to the extent not theretofore paid (the amounts contemplated by clauses (i), (ii) and (iii), the “Accrued Obligations”). The Accrued Obligations shall be due without regard to whether the Participant has executed and not revoked the Release.
(b)
Cash Severance. A cash severance payment (the “Severance Payment”), which shall be paid in a lump sum within 60 days following the Termination Date, equal to the product of (i) 1.0 (in the case of the CEO, 2.0) multiplied by (ii) the sum of (x) the applicable Participant’s Annual Base Salary as of immediately prior to the Termination Date, (y) the applicable Participant’s target Annual Incentive opportunity for the year in which the Termination Date occurs (or, if no such target Annual Incentive opportunity has been set as of the Termination Date, the target Annual Incentive opportunity for the immediately preceding year), and (z) the Participant’s Annualized Health Care Subsidy.
(c)
Prorated Annual Incentive. An amount equal to the Participant’s Annual Incentive determined in accordance with the Annual Incentive Plan based on actual performance in the same manner as would have applied had the Participant remained continuously employed multiplied by a fraction, (i) the numerator of which is the number of completed months elapsed in the performance year of the Annual Incentive Plan as of the Termination Date, and (ii) the denominator of which is 12. Payment shall be made at the same time that incentives are paid to other participants in the Annual Incentive Plan generally in respect of the applicable performance year, but in no event after March 15 of the year following the year in which the Termination Date occurs (subject to any deferral elections that the Participant may have made with respect to such compensation). In no event shall the payment under this paragraph be duplicative of any amount directly due under the Annual Incentive Plan.

EXHIBIT 10.1

4.2
Funding. The Company or its Subsidiaries shall pay benefits hereunder from general assets. No specific amount shall be set aside in advance for this purpose. Participants shall be unsecured general creditors of the Company or its Subsidiaries for purposes of benefits due hereunder.
4.3
No Mitigation; No Offset. In no event shall a Participant be obligated to take any action by way of mitigation of the amounts payable to such Participant under any of the provisions of this Policy, and amounts payable or to be provided under this Policy shall not be offset by amounts earned from another employer or otherwise.
4.4
Other Company Plans. Nothing in this Policy shall prevent or limit a Participant’s continuing or future participation in any plan, program, policy or practice provided by the Company or its Subsidiaries, nor shall anything herein limit or otherwise affect such rights as a Participant may have under any other contract or agreement with the Company or its Subsidiaries, provided that in no event shall a Participant receiving benefits hereunder receive severance benefits of the types covered by Section 4.1 under any other plan, program, policy, or agreement. Amounts that are vested benefits or that a Participant or a Participant’s dependents are otherwise entitled to receive under any plan, policy, practice, program, agreement or arrangement of the Company or its Subsidiaries shall be payable in accordance with such plan, policy, practice, program, agreement or arrangement.
4.5
Tax Withholding. The Company or its Subsidiaries shall be entitled to withhold from the benefits and payments described herein all income and employment taxes required to be withheld by applicable law.
SECTION 5

ADMINISTRATION
5.1
Administrator and Named Fiduciary. The term “Administrator” as used in this Policy shall mean the Board, provided that the Board may delegate some or all of its responsibilities hereunder to the extent permitted by law to the Committee. The Administrator shall have authority to control and manage the operation and administration of this Policy. The Administrator may adopt such rules and regulations and may make such decisions as it deems necessary or desirable for the proper administration of this Policy.
5.2
Administrative Discretion. The Administrator shall have the discretion to make findings of fact needed in the administration of this Policy and shall have the discretion to interpret or construe any ambiguous, unclear or implied terms in any fashion it, in its sole and reasonable discretion, deems appropriate.
SECTION 6

AMENDMENT AND TERMINATION OF PLAN

The Board reserves the right to amend or terminate this Policy at any time, in whole or in part, with respect to any Participant who has not experienced a Qualifying Termination as of the effective date of such amendment or termination. Notwithstanding the foregoing, any termination of this Policy, or any amendment of this Policy that would materially adversely affect a Participant, shall not be effective until at least 12 months following approval by the Board without the written approval of each affected Participant.

EXHIBIT 10.1

SECTION 7

GENERAL PROVISIONS
7.1
Not an Employment Contract. Neither this Policy nor any action taken with respect to it shall confer upon any person the right to continued employment with the Company or its Subsidiaries.
7.2
Not Subject to ERISA. This Policy does not require an ongoing administrative scheme and, therefore, is intended to be a payroll practice which is not subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). However, if it is determined that the Policy is subject to ERISA, (i) it shall be considered to be an unfunded plan maintained by the Company primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees (a “top-hat plan”), and (ii) it shall be administered in a manner which complies which those provisions of ERISA which are applicable to top-hat plans.
7.3
Other Employee Benefit Plans. The provisions of this Policy shall be construed and applied independently of any other benefit plan the Company or its Subsidiaries may provide to its employees. Benefits received under this Policy shall not be counted as wages or compensation for pension or other retirement benefits of the Company or its Subsidiaries.
7.4
Non-Assignability. This Policy, and the rights, interest and benefits receivable hereunder shall not be assigned, transferred, pledged, sold, conveyed or encumbered in any way by a Participant and shall not be subject to execution, attachment or similar process. Any attempted sale, conveyance, transfer, assignment, pledge or encumbrance of any rights, interest or benefit receivable under this Policy by a Participant, contrary to the foregoing provisions, or the levy of any attachment or similar process thereupon, shall be null and void and without effect.
7.5
Headings. The Section headings contained herein are for convenience of reference only, and shall not be construed as defining or limiting the matter contained thereunder.
7.6
Governing Law. To the extent this Policy is not governed by federal law, the validity, interpretation, construction and performance of this Policy shall be governed by the laws of the State of Delaware.
7.7
Severability. If any provision of the Policy is held invalid or unenforceable, its invalidity or unenforceability shall not affect any other provisions of the Policy, and the Policy shall be construed and enforced as if such provision had not been included in the Policy.
7.8
Section 409A of the Code.
(a)
General. It is intended that payments and benefits made or provided under this Policy shall not result in penalty taxes or accelerated taxation pursuant to Section 409A of the Code. Any payments that qualify for the “short-term deferral” exception, the separation pay exception or another exception under Section 409A of the Code shall be paid under the applicable exception. For purposes of the limitations on nonqualified deferred compensation under Section 409A of the Code, each payment of compensation under this Policy shall be treated as a separate payment of compensation for purposes of applying the exclusion under Section 409A of the Code for short-term deferral amounts, the separation pay exception or any other exception or exclusion under Section 409A of the Code. All payments to be made upon a termination of employment under this Policy may only be made upon a “separation from service” under Section 409A of the Code to the extent necessary in order to avoid the imposition of penalty taxes on a Participant pursuant to Section 409A of

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the Code. In no event may a Participant, directly or indirectly, designate the calendar year of any payment under this Policy.
(b)
Reimbursements and In-Kind Benefits. Notwithstanding anything to the contrary in this Policy, all reimbursements and in-kind benefits provided under this Policy that are subject to Section 409A of the Code shall be made in accordance with the requirements of Section 409A of the Code, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during a Participant’s lifetime (or during a shorter period of time specified in this Policy); (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; (iii) the reimbursement of an eligible expense shall be made no later than the last day of the calendar year following the year in which the expense is incurred; and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.
(c)
Delay of Payments. Notwithstanding any other provision of this Policy to the contrary, if a Participant is considered a “specified employee” for purposes of Section 409A of the Code (as determined in accordance with the methodology established by the Company as in effect on the Termination Date), any payment that constitutes nonqualified deferred compensation within the meaning of Section 409A of the Code that is otherwise due to such Participant under this Agreement during the six-month period immediately following such Participant’s separation from service (as determined in accordance with Section 409A of the Code) on account of such Participant’s separation from service shall be accumulated and paid to such Participant on the first business day of the seventh month following his separation from service, to the extent necessary to avoid penalty taxes or accelerated taxation pursuant to Section 409A of the Code. If such Participant dies during the postponement period, the amounts and entitlements delayed on account of Section 409A of the Code shall be paid to the personal representative of his estate on the first to occur of the delayed payment date pursuant to the preceding sentence or 30 calendar days after the date of such Participant’s death.
7.9
Successors and Assigns. This Policy shall inure to the benefit of and be binding upon the Company and its successors. The Company shall require any corporation, entity, individual or other Person who is the successor (whether direct or indirect by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all the business and/or assets of the Company to expressly assume and agree to perform, by a written agreement in form and in substance satisfactory to the Company, all of the obligations of the Company under this Policy. As used in this Policy, the term “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid that assumes and agrees to perform this Policy by operation of law, written agreement or otherwise. It is a condition of this Policy, and all rights of each Participant to receive benefits under this Policy shall be subject hereto, that no right or interest of any such person in this Policy shall be assignable or transferable in whole or in part, except by operation of law, including, but not limited to, lawful execution, levy, garnishment, attachment, pledge, bankruptcy, alimony, child support or qualified domestic relations order.

EXHIBIT 10.1

EXHIBIT A

[Omitted]